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                                                                    Exhibit 21.1

                       List of the Company's subsidiaries

1.      NetSol eR, Inc., a Nevada corporation;

2.      NetSol (USA) Inc., a Nevada corporation;

3. Network Solutions (Pvt.) Ltd., a corporation organized under the laws of the country of Pakistan;

4. Network Solutions Group (UK) Ltd., a corporation organized under the laws of United Kingdom;

5. NetSol Abraxas, Inc., a corporation organized under the laws of the country of Australia;

6. NetSol CONNECT, Inc., a corporation organized under the laws of the country of Pakistan;

7. NetSol Private Ltd., a corporation organized under the laws of the country of Pakistan;

8.      NetSol UK, a corporation organized under the laws of United Kingdom.